Exhibit 10.2

SENSEONICS, INCORPORATED TRANSACTION BONUS AGREEMENT

APPROVED BY THE BOARD OF DIRECTORS ON DECEMBER 4, 2015

This Transaction Bonus Agreement (the “Agreement”) is established by Senseonics, Incorporated, a Delaware corporation (the “Company”), effective as of the date set forth above.

1.             Purpose of the Agreement.  The Company considers it essential to the operation of the Company that Participant be retained through a potential Exit Transaction.  The purpose of the Agreement is to establish an Exit Transaction Bonus to provide an incentive for Participant to continue to provide services to the Company through a potential Exit Transaction.  The Agreement is meant to supplement and work in conjunction with, and not to replace, the Company’s other incentive programs in order to achieve the foregoing purposes.

2.             Definitions.

2.1          “Board” will mean the Board of Directors of the Company.

2.2          “Cause” will mean (i) Participant’s theft or embezzlement of property of the Company or any affiliate, business or professional associate or client thereof; (ii) Participant’s conviction of a felony or (iii) Participant’s willful violation of any material term or condition of any agreement with the Company, if such violation persists after Participant has received due notice of and an opportunity to cure the same of at least thirty (30) business days duration, unless the nature of the violation makes such procedure clearly futile or prejudicial to the interests of the Company or its affiliates, business or professional associates or clients.

2.3          “Code” will mean the U.S. Internal Revenue Code of 1986, as amended.

2.4          “Continuous Service” will mean Participant’s service with the Company, whether as an employee, director or consultant, is not interrupted or terminated.  A change in the capacity in which the Participant renders service to the Company as an employee, consultant or director, provided that there is no interruption or termination of the Participant’s service with the Company, will not terminate a Participant’s Continuous Service.  Notwithstanding the foregoing, Participant will be deemed to be in Continuous Service through an Exit Transaction if (i) the Board fails to re-nominate Participant for an additional term in connection with an election of the Company’s directors or (ii) the Participant is removed as a director by the Company’s stockholders other than for Cause.

2.5          “Corporate Transaction” will mean (i) a sale of all or substantially all (which shall be defined as at least 80 percent) of the Company’s assets, or (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the holders of at least a majority of the voting share capital of the Company outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting share capital of the surviving entity) a majority of the total voting power represented by the shares of voting share capital of the Company (or the surviving entity) outstanding immediately after such transaction, but, in each case, only to the extent such transaction (that is, (i) or (ii)) is also a “change in ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” as defined in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii), without reference to any alternative definitions thereunder.  This definition of Corporate Transaction is intended to constitute a condition that poses a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)).

2.6          “Definitive Agreement” will mean the definitive agreement executed in connection with the Corporate Transaction.

2.7          “Exit Transaction” will mean the first to occur of (i) a Corporate Transaction and (ii) an Initial Public Offering.  This definition of Exit Transaction is intended to constitute a condition that poses a “substantial risk of forfeiture” (as defined in Treasury Regulations Section 1.409A-1(d)).

2.8          “Exit Transaction Bonus” will mean the transaction bonus payment set forth in Section 4.

2.9          “Initial Public Offering” will mean the first to occur of (i) an underwritten initial public offering of the Company’s equity securities (an “IPO”), (ii) a merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person that does not meet the definition of “Corporate Transaction” under Section 2.5, but which results in the Company becoming subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, including voluntary reporting thereunder (a “Reverse Merger”), in which the combined company has cash and cash equivalents of at least $40 million upon completion of the Reverse Merger, without giving effect to any financing conducted in conjunction with the Reverse Merger, (iii) a Reverse Merger in which the combined company has cash and cash equivalents of at least $40 million upon completion of the Reverse Merger, including the gross proceeds of a contemporaneous private placement of equity securities (a “Simultaneous Financing”), or (iv) the completion of a public offering or private placement of equity securities in which gross proceeds of at least $40 million are raised (a “Follow-On Offering”) following the completion of a Reverse Merger.

2.10        “Invested Capital” will mean the amount of cash invested in the Company by holders of the Company’s then outstanding equity securities immediately prior to an Exit Transaction.

2.11        “Participant” will mean Stephen De Falco.

2.12        “Section 409A” will mean Section 409A of the Code, and any state laws of similar effect, and any applicable regulations or guidance issued thereunder.

2.13        “Valuation” will mean (i) in the case of an IPO set forth in Section 2.9(i), the public offering price per share of Company Common Stock issued in the IPO multiplied by the number of issued and outstanding shares of Company Common Stock determined on an as converted to Common Stock basis immediately prior to the closing of the IPO, (ii) in the case of a Reverse Merger set forth in Section 2.9(ii), the Fair Market Value per share of the Company Common Stock as implied by the Reverse Merger (as determined in good faith by the Board), (iii) in the case of a Reverse Merger set forth in Section 2.9(iii), the price per share of the Company Common Stock issued in the Simultaneous Financing multiplied by the number of issued and outstanding shares of Company Common Stock determined on an as converted to Common Stock basis immediately prior to the closing of the Simultaneous Financing, (iv) in the case of a Reverse Merger set forth in Section 2.9(iv), the public offering price (or in the case of a private placement, the gross issuance price) per share of the Company Common Stock in the Follow-On Offering multiplied by the number of issued and outstanding shares of Company Common Stock determined on an as converted to Common Stock basis immediately prior to the closing of the Follow-On Offering, and (v) in the case of a Corporate Transaction the sum of any cash and the Fair Market Value of any securities or other property received by the Company (in the case of an asset sale) or by the Company stockholders or other stakeholders in respect of equity securities of the Company (including stock options, warrants or convertible securities), net of any debt that is paid or assumed by the acquiror and after deductions to the extent applicable under the Definitive Agreement for the payment of, or provision for, transaction related fees and expenses (including, without limitation, payments to investment bankers and attorneys) and any other transaction related purchase price adjustments provided for under the Definitive Agreement (including, without limitation, working capital adjustments).

3.             Interpretation and Administration of the Agreement.   The Agreement will be interpreted and administered in good faith by the Board, in consultation with the Participant.  All actions taken by the Board in interpreting the terms of the Agreement and in the administration of the Agreement will be final and binding on Participant.

4.             Payment of Exit Transaction Bonus; Certain Obligations of the Company in a Stock Transaction.  Participant will be eligible to receive the following Exit Transaction Bonus, provided the conditions for earning such Exit Transaction Bonus set forth below are satisfied.

4.1          Restricted Stock Award: The Company will issue to Participant 190,000 shares of Company Common Stock after the execution of this Agreement (the “Restricted Stock Award”).  The terms and conditions of the Restricted Stock Award will be governed by the Restricted Stock Award Agreement, attached hereto as Exhibit A, which Participant agrees to sign.  Fifty percent (50%) of the shares of Common Stock subject to the Restricted Stock Award will be vested on the date of issuance, and the remaining fifty percent (50%) of the shares subject to the Restricted Stock Award will vest upon the earliest to occur of (i) the date that the IPO is priced, (ii) the date a Reverse Merger set forth in Section 2.9(ii) or 2.9(iii) closes, (iii) the date that the Follow-on Offering is priced, or (iv) the closing of a Corporate Transaction, as applicable, provided that Participant remains in Continuous Service with the Company through such date.

4.2          Cash Bonus Award:  The Company will pay Participant a one-time cash payment equal to the Cash Transaction Bonus (as defined below) minus the Fair Market Value of the shares of Common Stock awarded pursuant to the Restricted Stock Award, valued as of the date of issuance (the “Cash Bonus Award”), provided that Participant remains in Continuous Service with the Company through an Exit Transaction.  If the Exit Transaction is an Initial Public Offering, the Cash Bonus Award will be paid no later than the fifteenth day of the third calendar month following the calendar year in which the Exit Transaction occurs.  If the Exit Transaction is a Corporate Transaction, the Cash Bonus Award will be paid at such time or times as the consideration set forth in Section 2.13(v) is paid to the Company and/or its shareholders.  The “Cash Transaction Bonus” equals:

(i)            0.75% of the Company Valuation, if the Valuation of the Company in the Exit Transaction is less than two times the Invested Capital;

(ii)           1% of the Company Valuation, if the Valuation of the Company in the Exit Transaction is at least two times the Invested Capital, but less than four times the Invested Capital; or

(iii)         1.25% of the Company Valuation, if the Valuation of the Company in the Exit Transaction equals or exceeds four times the Invested Capital.

4.3          It is intended that each installment of the payments provided under the Agreement (the “Payments”) is a separate “payment” for purposes of Section 1.409A-2(b)(2)(i) of the Treasury Regulations.  For the avoidance of doubt, it is intended that the Cash Bonus Award satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Cash Bonus Award comply, and this Agreement be interpreted to the greatest extent possible as consistent, with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) — that is, as “transaction-based compensation.”  Therefore, no Cash Bonus Award will be earned or paid after the fifth (5th) anniversary of the Corporate Transaction and Participant will not be entitled to any payments under the Agreement with respect to any

Cash Bonus Award after such date.  Notwithstanding the foregoing, the Company makes no representation or guarantee as to the tax treatment of the Exit Transaction Bonus, including with respect to compliance with Section 409A of the Code and Treasury Regulations.

5.             Withholding of Compensation.  The Company or the acquirer in an Exit Transaction will not withhold from any payments under the Agreement.  Participant is encouraged to contact Participant’s personal legal or tax advisors with respect to the benefits provided by the Agreement.  Neither the Company nor any of its employees, directors, officers or agents are authorized to provide any tax advice to Participant with respect to the benefits provided under the Agreement and the Company makes no representations or warranties to Participant regarding the tax treatment of the Exit Transaction Bonus.

6.             No Guarantee of Continued Service.  The Agreement is intended to provide a financial incentive to Participant and is not intended to confer any rights to continued service upon Participant.

7.             No Assignment or Transfer by Participant.  None of the rights, benefits, obligations or duties under the Agreement may be assigned or transferred by Participant except by will or under the laws of descent and distribution.  Any purported assignment or transfer by Participant will be void.

8.             Termination of the Agreement.  Upon the Closing of an Exit Transaction, no subsequent transaction will be deemed an Exit Transaction.  Following the Closing of a Exit Transaction, the Agreement and any Exit Transaction Bonus awarded hereunder will terminate effective as of such time as all earned payments due under the Agreement as a result of such Exit Transaction have been paid.

9.             Amendment of the Agreement.  The Agreement may be amended by the Board, provided that no amendment will adversely affect the rights of Participant hereunder without written consent of Participant unless such amendment is necessary, in the good faith determination of the Board, to bring this Agreement into exemption from or compliance with Section 409A.

10.          Advice of Counsel.   Participant acknowledges that Participant has been provided the opportunity to consult with legal counsel, has been advised by the Company to consult such counsel, and has consulted counsel with respect to the Exit Transaction Bonus.

11.          Governing Law.  The rights and obligations of Participant under the Agreement will be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to its or any other jurisdiction’s conflicts of laws principles.  The parties agree that any claim, dispute, or proceeding arising under or related to this Agreement will be brought in the state or federal courts encompassing the Company’s then principal headquarters.

12.          Assumption by Acquiror.  The Company’s obligations to pay the Exit Transaction Bonus to Participant hereunder will be deemed to have been appropriately satisfied if the acquiring or surviving corporation in an Exit Transaction assumes such obligations and pays the Exit Transaction Bonus as provided hereunder.

13.          Severability.  If any provision of the Agreement is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Agreement, and the Agreement will be construed and enforced as if such provision had not been included.

14.          Entire Agreement.  The Agreement sets forth all of the agreements and understandings between the Company and Participant with respect to the subject matter hereof, and supersedes and terminates all prior agreements and understandings between the Company and Participant with respect to the subject matter hereof, including without limitation that certain Services Agreement between the Participant and the Company, dated June 30, 2010.

SIGNATURE PAGE TO FOLLOW

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

SENSEONICS, INCORPORATED

	By:	/s/ R. Don Elsey
	Name:	R. Don Elsey
	Title:	Chief Financial Officer

Accepted and Agreed:

/s/ Stephen DeFalco
STEPHEN DE FALCO

12/4/15
Date

SIGNATURE PAGE TO TRANSACTION BONUS AGREEMENT — STEPHEN DE FALCO